Exhibit 10.30

CONSULTING AGREEMENT

THIS AGREEMENT, made as of the 19th day February 2003, but effective May 12, 2003, by and between Mark Sullivan (hereinafter referred to as “Consultant”) and Varitek Industries, a Texas corporation located at 16360 Park Ten Place, Houston, Texas 77084 (hereinafter referred to as the “Company”).

WHEREAS, the Company desires to obtain the benefit of the services of Consultant in connection with Company operations, work processes, and the development of the Company’s technology and scientific endeavors as well as strategic partnerships and transactions of a similarly related nature; and

WHEREAS, Consultant desires to render such services to the Company.

NOW, THEREFORE, in consideration of the mutual covenants and conditions herein contained and the acts herein described, it is agreed between the parties as follows:

1. Term of Agreement. The Company hereby engages and retains Consultant and Consultant hereby agrees to render consulting services to the Company for a period of five years commencing on February 19, 2003 and ending on February 19, 2008.

2. Services to be Rendered. The services to be rendered by Consultant shall consist of Research and Development from Consultant on matters in connection with the scientific and engineering development of the products and services of the Company. Each product will be approved by both parties. Consultant shall have the sole discretion as to the form, manner or place in which said service shall be given. In addition, Consultant shall meet with customers, potential customers, investors and potential investors as directed by the executive management of the company. Regarding meeting with customers and potential customers, Consultant among other things will learn what are their product requirements and assist in determining the practicality of these requirements, their costs and timing. Initially, Consultant will undertake and complete work described in Exhibit A hereto and hereinafter referred to as Phase 1. Phase 1 is expected to be complete in a three (3) to four (4) month time frame. Upon completion of Phase 1, Consultant shall devote approximately one fourth of his time to the regular duties for the Company, including but not limited to developing new Company products in the same field, developing new applications for and making changes in the Company’s products and services, overseeing employees, contractors and other consultants in maintenance of the Company’s existing hardware and software, meeting with customers, potential customers, investors and potential investors, and general advising Company’s executive management of new developments in the field or need for changes in existing products and services. Consultant shall notify executive management of the Company if such regular duties are exceeding more than one fourth of his time. In which case, additional compensation or reduced regular duties shall be negotiated. In addition to the regular duties, Company may request additional projects, which will require Consultant to spend more than one fourth of his time on Company business. In such case, Consultant should estimate the hours required beyond his one-fourth commitment and the time necessary to complete such projects and additional compensation shall be negotiated. Consultant, when requested by the Company, shall devote only such time as Consultant may deem necessary to the projects of the Company beyond one fourth of his time.

3. Consideration. As consideration for the Consultant’s services hereunder, Consultant shall receive options to purchase 250,000 shares of the Company’s common stock with an exercise price of $1.00 per share of which 100,000 shares shall vest upon the completion of Phase 1 of this agreement which shall be deemed to be June 30, 2003 and thereafter 25,000 shares shall vest on February 19, 2004, 2005, 2006, 2007, and 50,000 shares shall vest on February 19, 2008. All expenses incurred by Consultant on behalf of the Company will be reimbursed promptly upon receipt of documentation, although Consultant agrees that all travel and entertainment expenses must be pre-approved by the Company.

4. Consideration For Other Services. In addition to the considerations provided by paragraph three above, those additional projects and work which the Company requested the Consultant’s assistance or participation, and which exceed one-fourth of the Consultant’s time, the Company shall pay Consultant the amount negotiated within fifteen (15) days after processed billings are submitted to the Company, within forty-five (45) days after each month end if it is a royalty payment, or issuance of stock or options as appropriate. Company shall begin paying Consultant a regular fee as soon as Company has generated customers that allow for it to have positive cash flow. The fee will be at least $40,000 per year.

5. Ownership of Work Product. All products, computer codes, patents, software, hardware, and computer boards developed by Consultant under this agreement shall be the property of the Company pursuant to the Non-Disclosure, Proprietary Information and Invention Assignment Agreement executed by me and attached as Exhibit B hereto.

6. Confidentiality and Non-Compete. Consultant shall not render services of the same or similar nature involving products similar to those offered by the Company for or on behalf of persons firms or corporations for the term of this agreement plus two (2) years. It is understood, however, that Consultant may do research, and develop products, computer code, software, boards, and hardware for other parties or for himself which are not related to the Company’s or Cislunar’s business (in the event the Company acquires Cislunar.)

7. Entire Agreement. This instrument, Exhibit A and B and any work orders developed in the future pursuant to this instrument, contains the entire agreement of the parties. There are no representations or warranties other than as contained herein. The Company shall indemnify and hold harmless the Consultant from and against any losses, claims, damages or liabilities related to or arising out of, any services rendered to the Company pursuant to the terms of this Agreement. No waiver or modification hereof shall be valid unless executed in writing with the same formalities as this Agreement. Waiver of the breach of any term or condition of this Agreement shall not be deemed a waiver of any of the subsequent breach, whether of like or of a different nature.

8. No Agency. The Consultant is not an agent of the Company and is being retained only as an independent contractor. The Consultant shall have no authority to bind or contract on behalf of the Company and the Consultant shall, under no circumstances, represent to any third-party that he has such authority to negotiate for or on behalf of the Company, or bind the Company to any obligation. Additionally, the Consultant understands and affirms that any work performed on behalf of the Company is being performed as an independent contractor and that no consideration paid to the Consultant will be in the form of W-2 wages. Therefore, no withholding of any form of Federal or State income, Social Security or Medicare benefits will be made. The Consultant understands that he is responsible for the payment of all such employment taxes, and agrees to hold the Company harmless there from.

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9. Texas Law. This Agreement shall be construed according to the laws of the State of Texas (exclusive of the conflicts of the law provisions thereof) and shall be binding upon the parties hereto, their successors and assigns.

10. Venue. The Consultant and the Company each agree that any legal or equitable action or proceeding with respect to this Agreement shall be brought in any Federal or State court of competent jurisdiction located in the Harris County of Texas, City of Houston, and, by execution and delivery of this Agreement, each accepts for themselves and their property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts and any related appellate court with respect to this Agreement, and irrevocably agree to be bound by any judgment rendered thereby in connection with this Agreement and irrevocably waive any obligation they may not or hereafter have as to the venue of any such action or proceeding brought in such a court or that such court is an inconvenient forum. The Company and the Consultant each consent to the service of process of any of the aforementioned courts in any such action or proceeding by mailing of copies thereof by registered mail, postage prepaid, such service to become effective three business days after such mailing. In any such proceeding, the prevailing party shall be entitled to an award of fees and disbursements of counsel.

11. Waive Jury Trial. The Company and the Consultant each herby waive trial by jury in any judicial proceeding brought by either of them with respect to this Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement May 12, 2003.

/s/ MARK SULLIVAN

Mark Sullivan, Consultant

Social Security Number

VARITEK INDUSTRIES, INC.

By:	/s/ RANDY S. BAYNE
Randy S. Bayne, President & CEO

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Exhibit A

To the Consulting Agreement dated February 19, 2003

Phase 1 Work Description

For

Mark Sullivan

•	Global Positioning System (GPS) for accurate real-time location data

•	Satellite communications and data amalgamation for efficient data transfer

•	Optional Sprint data modem for lite-data services, and least-cost routing data delivery – with real-time optimization

•	Efficient asynchronous communication protocol

•	Integrated LIN bus architecture for messaging with an asset appropriate sensor grid (LIN, an acronym for Local Interconnect Network – a single wire networking technology.)

•	WiFi wireless connectivity (802.11) with a PDA or notebook computer, initially for the Varilink Control Console, soon for e-mail and Internet access.

•	Configurable parametric values:

•	Alerts (active/not active, thresholds, priority)

•	Trip Monitor (on/off, begin/end, GPS timestamp rate of frequency)

•	Optional data module for retaining Trip Monitor or all GPS data and alert history

•	Downloadable Firmware

•	External power disconnect alert and internal battery low sleep mode

Work below to be completed by outside Consultant, paid by Varitek and supervised by Mark Sullivan

•	With Wifi capable PDA in close proximity to the asset

•	View asset current location

•	Set some asset parametric values for alerts or trips

•	Trigger special alerts:

➢	Navigational (Lost, directional services requested)

➢	Mechanical (Roadside/Waveside service requested)

➢	Medical Assistance

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Exhibit “B”

VARITEK INDUSTRIES, INC.

STOCK OPTION GRANT NOTICE

UNDER THE STOCK OPTION PLAN

Varitek Industries, Inc., a Texas corporation (the “Company”), pursuant to its Stock Option Plan (the “Plan”), hereby grants to the Optionee named below an option to purchase the number of shares of the Company’s Common Stock set forth below. This option is subject to all of the terms and conditions set forth herein and in Attachments I, II and III, which are incorporated herein in their entirety.

Optionee:	Mark Sullivan
Date of Grant:	February 19, 2003
Shares Subject to Option:	250,000
Exercise Price Per Share:	$1.00
Expiration Date:	February 19,, 2013

☐  Incentive Stock Option                     ☒  Non-statutory Stock Option

Vesting Schedule:

This option shall vest and become exercisable in the following installments based on the Optionee’s Continuous Status as an Employee over a three-year period commencing as of March 1, 2003

Number of Shares (Installment)	Date of Earliest Exercise (Vesting)
100,000	June 30, 2003
25,000	February 19, 2004
25,000	February 19, 2005
25,000	February 19, 2006
25,000	February 19, 2007
50,000	February 19, 2008

In addition, this option shall become fully vested pursuant to the terms specified in Section 10(b) of the Plan.

Payment: Payment of the exercise price of the option upon exercise thereof shall be by cash or check or by delivery of previously owned shares of the Company’s Common Stock.

Additional Terms/Acknowledgments: The Optionee acknowledges receipt of, and understands and agrees to, this Grant Notice, the Stock Option Agreement and the Plan. Optionee further acknowledges that as of the date of grant set forth above, this Grant Notice, the Stock Option

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Agreement and the Plan set forth the entire understanding between the Optionee and the Company regarding the acquisition of stock in the Company and supersede all prior oral and written agreements on that subject with the exception of (i) options previously granted and delivered to the Optionee under the Plan, and (ii) the following agreements only:

Other Agreements:

VARITEK INDUSTRIES, INC. a Texas corporation		Mark Sullivan:

By:	/s/ RANDY S. BAYNE	By:	/s/ MARK SULLIVAN
Title:	Chief Executive Officer	Printed Name:	Mark Sullivan
Date Signed:	May 12, 2003	Date Signed:	May 12, 2003

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